EXHIBIT 4.1

CENTRAL SECURITIES CORPORATION (a Delaware corporation) ___________ COMPOSITE CERTIFICATE OF INCORPORATION (As amended to and including March 11, 1998) Incorporated September 30, 1929 ___________

COMPOSITE CERTIFICATE OF INCORPORATION of CENTRAL SECURITIES CORPORATION (As amended to and including March 11, 1998)

First:  The name of the corporation is:

Central Securities Corporation

Second:  Its principal office in the State of Delaware is located at No. 100 West 10th Street in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West 10th Street, Wilmington, Delaware.

Third:  The nature of the business, or the objects or purposes to be transacted, promoted or carried on by the Corporation are as follows:

(a) To acquire by purchase, subscription or otherwise, and to own, hold, sell, negotiate, assign, dispose of, exchange, transfer, pledge or mortgage, guarantee, deal in and loan, or borrow money upon, all forms and kinds of securities, shares of capital stock, scrip, bonds, coupons, debentures, trust certificates, certificates of interest, warrants of all kinds, and interim receipts and certificates issued or created by, or claims against any corporation, joint stock company, trust or association, public or private, wherever or however organized or created; to issue in exchange therefor in the manner permitted by law, shares of the capital stock, bonds or other obligations of the corporation; and while the holder or owner of any such shares of capital stock or securities to possess and exercise, in respect thereof, any and all rights, powers and privileges of ownership, including the right to vote;

(b) To subscribe for, purchase, own, hold, sell, assign, transfer, pledge, mortgage or otherwise dispose of bonds, securities or evidences of indebtedness issued or created by the United States of America or any state, territory, county or municipality therein, and by any foreign state, nation, government, or municipality, or other political subdivision thereof;

(c) To acquire or become interested in any securities, property or rights, by subscription, underwriting, participating in syndicates or otherwise, and to enter into contracts, either alone or with others, for the purchase, issuance and sale of any securities, property or rights, and to act as manager of any underwriting or purchasing or selling syndicate;

(d) To carry on or to participate with others in the organization, merger, consolidation, financing, liquidation or reorganization of corporations, partnerships, or associations engaged in any lawful business enterprise;

(e) To make, enter into and carry out any arrangements, which may be deemed to be for the benefit of the Corporation, with any corporation, association, partnership, firm, trustee, syndicate, individual, government, state, municipality or other political or governmental division or subdivision, domestic or foreign, or with any combination, organization or entity, domestic or foreign; to obtain therefrom or otherwise to acquired by purchase, lease, assignment or otherwise, any powers, rights, privileges, immunities, franchises, guarantees, grants and concessions; to hold, own, exercise, exploit, dispose of and realize upon the same and to undertake and prosecute any business dependent thereon; and to cause to be formed, to promote, and to aid in any way in the formation of any corporation, association or organization of any kind, domestic or foreign, for any such purposes;

(f) To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, debentures, bonds, warrants and other negotiable or transferable instruments; to borrow money for the purposes of the Corporation, with or without security, and to mortgage, pledge, encumber in any manner and/or place in the hands of trustees as security for the payment of money borrowed, or the fulfillment of any obligation of this Corporation, any assets which this Corporation may own or acquire; to issue bonds, notes, debentures or other obligations to evidence such indebtedness and to secure the same by pledge or mortgage of the whole or any part of the property of this Corporation;

(g) To lend money on time or call and with or without collateral security, and to give credit to individuals, corporations, associations, or copartnerships, and to municipalities, states, nations or any political subdivisions thereof, and to realize upon any property taken by the Corporation as collateral security for any loans;

(h) To cause or allow the legal title and/or any estate, right or interest in any property, whether real, personal or mixed, owned, acquired, controlled or operated by the Corporation, to remain or to be vested or registered in the name of or operated by any person, firm, association or corporation, domestic or foreign, formed or to be formed, either upon trust for or as agents or nominees of this Corporation or upon any other proper terms or conditions which the Board of Directors may consider for the benefit of the Corporation;

(i) To undertake, conduct, assist, promote and participate in every kind of commercial, industrial, manufacturing, mercantile or mining enterprise, business, undertaking, venture, or operation in any state, territory, dependency or colony of the United States or its insular possessions or in the District of Columbia or in any foreign country;

(j) To act as agent or representative (other than fiscal or transfer agent) of individuals, partnerships, associations or corporations, and, as such, to manage, develop and extend their business or to aid any lawful enterprise;

(k) To purchase or otherwise acquire, own, hold, mortgage, pledge, sell or otherwise dispose of and deal in real estate and personal property of every class and description, subject, however, to the laws of such state, district, territory or country where the same may be located;

(l) To purchase, hold, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted in law, and provided further that its own shares of capital stock belonging to it shall not be voted upon, directly or indirectly;

(m) To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

The foregoing clauses shall be construed both as objects and powers and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Corporation conferred by the laws of the State of Delaware.

It is the intention that the purposes, objects and powers specified in each of the paragraphs of this Article Third of this Certificate of Incorporation shall, except as otherwise expressly provided, in no wise be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Article or of any other Article of this Certificate of Incorporation.

Nothing herein contained shall be deemed to authorize this Corporation to engage in or conduct any business within the State of Illinois, which under the provisions of the General Corporation Act, of the State of Illinois, are limited to and may only be engaged in and conducted by any Agency and Loan Corporation or by a Building Corporation, as therein defined.

Fourth:  The total number of shares which this Corporation shall have authority to issue is Thirty Four Million (34,000,000), of which Four Million (4,000,000) shares without par value shall be Convertible Preference Stock, and of which Thirty Million (30,000,000) shares of the par value of One Dollar ($1) per share shall be Common Stock.

A statement of the designations of the different classes of stock of this Corporation and of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Convertible Preference Stock and the Common Stock, and of the authority conferred upon the Board of Directors with respect to the creation of one or more series of the Convertible Preference Stock and the limitations of variations between such series, is as follows:

Division A. Convertible Preference Stock.

1. Series—Shares of the Convertible Preference Stock may be divided into and issued in series from time to time as herein provided. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series, but the shares of Convertible Preference Stock of all series shall be of equal rank and all shares of any particular series of the Convertible Preference Stock shall be identical except as to the date or dates from which dividends thereon shall be cumulative, as hereinafter provided under Paragraph 2 entitled “Dividends”. Shares of Convertible Preference Stock of different series may, subject to any applicable provision of law, vary as to the following terms, which shall he fixed in the case of each such series, at any time prior to the issuance of the shares thereof, in the manner hereinafter in this Paragraph I provided:

(a) the designation of such series, which may be by distinguishing number, letter or title;

(b) the rate at which preferential dividends are to accrue on the shares of such series and the date from which such dividends are to accrue;

(c) the right to redeem shares of such series at the option of this Corporation, including any limitation on such right, and the amount to be payable in respect of the shares of such series in case of such redemption thereof, and the amount payable in respect of the shares of such series in case of their redemption through any sinking fund for such series, including the amount of premium, if any, payable in either such case;

(d) the amount to be payable in respect of the shares of such series in case this Corporation be liquidated, dissolved or wound up, including the amount of premium, if any, to be payable in case such liquidation, dissolution or winding up be voluntary;

(e) the terms and amount of a sinking fund, if any, to be provided for the purchase or redemption of shares of such series;

(f) the restrictions, if any, on particular corporate acts (including, among others, without limiting the generality of the foregoing, restrictions on modifying one or more of the terms of such series or of the Convertible Preference Stock, authorizing additional shares of Convertible Preference Stock and creating debt); and

(g) the conversion or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series.

The Board of Directors of this Corporation is hereby expressly granted authority at any time or from time to time, by resolution or resolutions, to create one or more series of the Convertible Preference Stock, to fix the authorized number of shares of any series (which number of shares may vary as between series and he changed from time to time by like action), and the designation and terms of such series in the respects in which the shares of such series may vary from the shares of other series of the Convertible Preference Stock as hereinbefore in this Paragraph 1 provided and, within the then total authorized number of shares of the Convertible Preference Stock of all series, to increase the authorized number of shares of any series or of any Convertible Preference Stock which is not part of a then existing series, and to establish or re-establish any authorized or unissued shares of Convertible Preference Stock as shares of any series or as Convertible Preference Stock which is not part of any then existing series.

2. Dividends—The holders of each series of the Convertible Preference Stock at the time outstanding shall be entitled to receive, but only when and as declared by the Board of Directors out of the assets of this Corporation available for dividends, preferential dividends at the annual rate for the particular series fixed therefor as herein provided, payable quarterly, on the first of February, May, August and November of each year, to the holders of such Convertible Preference Stock of record on the respective dates fixed for the purpose by the Board of Directors, so that all dividends for past quarterly dividend periods and the then current quarterly dividend period shall have been paid or declared and set apart for payment before any dividend shall be declared or paid upon or set apart for payment upon the Common Stock. Any dividends declared or paid on the Convertible Preference Stock in an amount less than full cumulative dividends accrued or in arrears on all Convertible Preference Stock outstanding shall, if more than one series be outstanding, be divided between or among the different series in proportion to the aggregate amounts which would be distributable to the Convertible Preference Stock of each series if full cumulative dividends to the next preceding quarterly dividend date were declared and paid thereon.

No dividends shall be declared on any series of the Convertible Preference Stock in respect of any dividend period unless there shall likewise be declared on all shares of all series of the Convertible Preference Stock, at the time outstanding, like proportionate dividends, ratably, in proportion to the respective annual dividend rates fixed therefor in respect of the same dividend period, to the extent that such shares are entitled to receive dividends for such dividend period. Holders of the Convertible Preference Stock of any series shall not be entitled to receive any dividends thereon other than those referred to in this Paragraph 2.

Dividends on all shares of Convertible Preference Stock, irrespective of series, shall commence to accrue and be cumulative, whether or not earned in whole or in part, from and after their date of issue, said date of issue for this purpose to be such date as the Board of Directors shall authorize or fix; provided that, if shares of any series, irrespective of the date from which dividends thereon would accrue under the foregoing, be issued after the record date for the payment of a dividend on such Convertible Preference Stock in respect of the then current dividend period and prior to the payment date for such dividend, then the said Board may determine that (i) said shares shall not be entitled to participate in said dividend, and dividends thereon shall in such event commence to accrue only from and after such payment date anything hereinabove to the contrary notwithstanding, or (ii) said dividend or the applicable portion thereof, as said Board may determine, shall be payable on said shares to the registered holder thereof on said payment date from the commencement of said current dividend period, or from the date of issue of said shares, as the case may be, as if such shares had been registered in said holder’s name on the record date for said dividend.

If in any dividend period or periods full dividends on all the outstanding Convertible Preference Stock, at the dividend rate or rates fixed therefor, shall not have been paid or declared and set apart for payment for all past dividend periods, the amount of the deficiency, which may be declared and paid or set apart without reference to any quarterly dividend payment date, shall be declared and paid or set apart for payment (but without interest) before any sum may be paid or set apart for the purchase or redemption of Convertible Preference Stock of any series, or before any shares of Common Stock may be purchased, redeemed or otherwise acquired for value by this Corporation.

3. Redemption and Purchase—Subject to such limitations, if any, as may be provided in any certificate setting forth the resolutions fixing the terms of any series, this Corporation may, at its election, expressed by action of the Board of Directors, redeem at any time or from time to time the whole or any part of the Convertible Preference Stock or any series thereof then outstanding, at the redemption price or prices of the shares of the particular series fixed therefor as herein provided, together with a sum, in the case of each share of such series so to be redeemed, computed at the annual dividend rate for the series of which the particular share is a part, from the date from which dividends on such share became cumulative to the date fixed for such redemption, less the aggregate of dividends theretofore or on such redemption date paid thereon or declared and set apart for payment thereon.

Notice of any proposed redemption of Convertible Preference Stock shall be given by this Corporation by mailing a copy of such notice, postage prepaid, not less than 30 days prior to the date fixed for such redemption, to the holders of record of the shares of Convertible Preference Stock to be redeemed, addressed to them at their respective addresses appearing on the books of this Corporation. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which and the terms and conditions upon which the shares of Convertible Preference Stock shall be redemed from time to time and, in case of the redemption of a part only of any series of the Convertible Preference Stock at the time outstanding, the redemption shall be in such amount and the shares to be redeemed shall be selected in such manner, whether by lot or pro rata, as the Board of Directors may determine and/or as may be provided in any certificate setting forth the resolutions fixing the terms of such series.

From and after the date specified in such notice as the date of redemption (unless default shall be made by this Corporation in providing monies for the payment of the redemption price), all dividends upon the Convertible Preference Stock so called for redemption shall cease to accrue and, from and after said date (unless default shall be made by this Corporation as aforesaid) or if this Corporation shall so elect, from and after the date specified therefor in the notice of redemption (prior to the date of redemption so specified) on which this Corporation shall provide the monies for the payment of the redemption price, all rights of the holders of the shares so called for redemption, as stockholders of this Corporation, including without limitation, any right to vote or participate in or in connection with any corporate act, excepting only the right to receive the redemption price on the redemption date and the right to exercise any conversion privilege then applicable to any of such shares, shall cease. This Corporation may provide the monies for the payment of the redemption price as aforesaid by depositing with a bank or trust company doing business in the Borough of Manhattan, City and State of New York, having a capital and surplus of at least $5,000,000 any one or more of the following, namely, (a) cash or certified or official bank checks in New York Clearing House funds, (b) obligations of the United States Government maturing on or prior to the redemption date or (c) obligations maturing on or prior to the redemption date of a bank or trust company doing business in the Borough of Manhattan, City and State of New York having a capital and surplus of at least $100,000,000. The making of any such deposit with any such bank or trust company shall not relieve this Corporation of liability for payment of the redemption price but this Corporation shall he entitled to all monies so deposited which shall remain unclaimed by the holders of the shares of Convertible Preference Stock called for redemption at the end of six (6) years after the redemption date, together with any interest on all such monies so deposited which may have been allowed by said bank or trust company with which the deposit was made, and such monies shall be paid over to this Corporation, upon its demand, by said bank or trust company, without liability to any holders of such Convertible Preference Stock for so doing and also without the necessity of any notice to them. To the extent that any monies so deposited for the redemption of shares of Convertible Preference Stock shall exceed the amount required for the redemption of such shares outstanding as of the redemption date by reason of the conversion of any such shares into shares of the Common Stock of the Corporation, such excess monies shall be paid back to the Corporation, upon its demand, by said bank or trust company.

This Corporation shall also have power, at any time or from time to time, to purchase, either at public or private sale or pursuant to any sinking fund or agreement, the whole or any part of the Convertible Preference Stock or of any series thereof upon the best terms believed reasonably obtainable or provided for in any such sinking fund or agreement, but in no event at a price in respect of any shares of Convertible Preference Stock greater than the redemption price thereof. Any redemption or purchase of Convertible Preference Stock may be effected by payment out of the net profits or surplus of this Corporation or by the application of capital, all to the extent and in the manner and at the time permitted by the laws of Delaware, except that no redemption or purchase of Convertible Preference Stock may be effected by this Corporation at any time when any dividend on the Convertible Preference Stock, accrued up to the last regular quarterly dividend payment date thereof, shall be in arrears.

4. Preference on Liquidation, etc.—The Convertible Preference Stock of all series shall be preferred over the Common Stock as to both earnings and assets, and in the event this Corporation shall be liquidated, dissolved or wound up, the holders of the Convertible Preference Stock of each series shall be entitled out of the assets of this Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of the Common Stock, the amount for the shares of the particular series fixed therefor as herein provided, together with a sum, in the case of each share of such series, computed at the annual dividend rate for the series of which the particular share is a part, from the date from which dividends on such share became cumulative to the date fixed for the payment of such distributive amount, less the aggregate of the dividends theretofore or on such date paid or declared and set aside for payment thereon; but no payments on account of such distributive amounts shall be made to the holders of shares of any series of the Convertible Preference Stock unless there shall likewise be paid at the same time to the holders of the shares of each other series of such Convertible Preference Stock at the time outstanding like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they are respectively entitled as herein provided. If the assets of this Corporation available for distribution to the holders of Convertible Preference Stock shall be insufficient to permit the payment in full of the sums payable, as aforesaid, to the holders of such Convertible Preference Stock upon such liquidation, dissolution or winding up, then all such assets of this Corporation shall be distributed ratably among the holders of the Convertible Preference Stock according to the amounts which they respectively would be entitled to receive if such assets were sufficient to permit the payment in full of said amounts. Neither the purchase or redemption by this Corporation of shares of any class of stock in any manner permitted by the Certificate of Incorporation or any certificate amendatory thereof or any certificate setting forth the resolutions fixing the terms of any series, nor the merger or consolidation of this Corporation with or into any other corporation or corporations, nor the sale or transfer by this Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of this Corporation for the purposes of this paragraph. Holders of Convertible Preference Stock of any series shall not be entitled, upon the liquidation, dissolution or winding up of this Corporation, to receive any amounts with respect to such Convertible Preference Stock other than the amounts referred to in this paragraph.

5. Conversion of Convertible Preference Stock, $1.40 Series B, and Convertible Preference Stock, $1.25 Series C——The holders of the shares of the Convertible Preference Stock, $1.40

Series B (the ‘Series B Preference Stock’), and the holders of Convertible Preference Stock, $1.25 Series C (the ‘Series C Preference Stock’), shall have the right, at any time, except as herein otherwise provided, to convert said shares of Series B Preference Stock and said shares of Series C Preference Stock into shares of Common Stock of the Corporation at the rates provided therefor in the certificates setting forth the resolutions of the Board of Directors creating such Series B Preference Stock and such Series C Preference Stock, subject to such adjustments upon the happening of such events as shall be provided for in such certificates setting forth the resolutions of the Board of Directors creating such Series B Preference Stock and such Series C Preference Stock or any certificates amendatory thereto.

In order to convert shares of such Series B Preference Stock or such Series C Preference Stock into shares of Common Stock, the holders thereof shall surrender to the Corporation the certificate or certificates for their shares, duly endorsed to the Corporation or in blank, together with a notice to the Corporation in writing of the holder’s election to exercise the right of conversion stating therein the name or names in which he wishes the certificate or certificates for shares of the Common Stock to be issued. The Corporation will, as soon as practicable thereafter, deliver to such holder, or his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he is entitled. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series B Preference Stock or Series C Preference Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon such conversion. The right of conversion relating to shares of such Series B Preference Stock or such Series C Preference Stock may be exercised after such shares have been called for redemption, provided that such right of conversion shall terminate at the close of business on the business day next preceding the date fixed for redemption.

Division B. Common Stock.

6. Dividends—Out of the assets of this Corporation available for dividends, remaining after full cumulative preferential dividends up to the then current quarterly dividend period on the Convertible Preference Stock shall have been paid or declared and set apart for payment and after or concurrently with the making of payment of, or declaring and setting apart for payment of, dividends on the Convertible Preference Stock for the then current dividend period, in accordance with Paragraph 2 of this Article Fourth, and after making such provision, if any, (a) as may be required for any sinking fund applicable to any series of the Convertible Preference Stock as provided in any certificate setting forth the resolution fixing the terms of such series and (b) as the Board of Directors may, in its discretion, deem necessary for working capital and reserves or for compliance with any other terms of such series, then, and not otherwise, dividends may be declared and paid, subject to Paragraph 8 hereof, upon the Common Stock, to the exclusion of the Convertible Preference Stock.

7. Purchases—Subject to any applicable provisions of Paragraphs 2 and 8 of this Article Fourth or to any limitations provided for in connection with any sinking fund for any series of the Convertible Preference Stock or with any other terms of such series, this Corporation may at any time or from time to time purchase shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.

8. Minimum Asset Coverage—Anything to the contrary herein notwithstanding, no dividend (except dividends payable in Common Stock of the Corporation) or other distribution may he declared on the Common Stock of this Corporation, nor may the Corporation purchase shares of its outstanding Common Stock, unless in every such case the Convertible Preference Stock issued and outstanding has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least two hundred percent (200%), within the meaning of the Investment Company Act of 1940, after deducting the amount of such dividend, distribution or such purchase price as the case may be.

9. Distribution of Assets—In the event that this Corporation shall be liquidated, dissolved or wound up, after there shall have been paid to or set aside for the holders of the Convertible Preference Stock the full preferential amounts to which they are entitled under the provisions of Paragraph 4 of this Article Fourth, the holders of the Common Stock shall be entitled to receive, pro rata and to the exclusion of the Convertible Preference Stock, all of the remaining assets of this Corporation available for distribution to its stockholders.

Division C. Voting Rights of Convertible
Preference stock and Common Stock.

10. General—Except as hereinafter otherwise specifically provided, the holders of shares of the Common Stock and the holders of the shares of Convertible Preference Stock, voting together as one class, shall be entitled to one vote per share in respect of all matters which require a vote of security holders.

11. Election of Directors—The holders of shares of Convertible Preference Stock, voting as a class, shall be entitled to elect two directors of the Corporation, provided, however, that if, at any time, dividends on the Convertible Preference Stock shall be unpaid in any amount equal to two (2) full years dividends thereon, the holders of shares of the Convertible Preference Stock, voting as a class, shall be entitled to elect a majority of the directors of the Corporation and to continue to be so represented until all dividends in arrears shall have been paid or otherwise provided for. The holders of the shares of Common Stock, voting as a class, shall be entitled exclusively to elect all directors of the Corporation other than those elected by the holders of the Convertible Preference Stock in accordance with the preceding sentence.

12. Other Voting Rights—In respect of any plan of reorganization adversely affecting the Convertible Preference Stock or any action which requires a vote of security holders as provided under Section 13(a) of the Investment Company Act of 1940, holders of shares of the Convertible Preference Stock shall be entitled to vote thereon separately as a class and the approval of a majority of the shares of Convertible Preference Stock, of all series taken together, shall be required for the approval of such plan or such action.

Division D. General.

13. Pre-Emptive Rights—No holder of any of the shares of the Convertible Preference Stock or of the Common Stock of this Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of any class of this Corporation, or for any additional stock of any class to be issued by reason of any increase of the authorized capital stock of this Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of this Corporation or carrying any right to purchase any stock of any class, and any such unissued stock, or authorized issue of new stock, or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of by the Board of Directors to such individuals, corporations, associations or co-partnerships, upon such terms and for such considerations as the Board of Directors may determine.

14. Fractional Shares—Fractions of shares of any class or series of stock of the Corporation resulting at any time from any conversion or exchange of outstanding shares of stock of this Corporation of any class may, in the discretion of the Board of Directors, be disregarded in whole or in part or be provided for in cash or be represented by scrip certificates containing such terms and conditions (including, without limitation, and if deemed advisable, non-voting and non-dividend-bearing provisions and authority for the sale of fractions represented by such scrip certificates for the account of the holders thereof) as the Board of Directors may fix and determine.

Fifth:  The amount of capital with which this Corporation shall commence business is One Thousand Dollars ($1,000).

Sixth:  The names and places of residence of the incorporators and subscribers to the capital stock and the number of shares subscribed for by each are as follows:

Name	Residence	Number of Shares Common
C. S. Peabbles	Wilmington, Delaware	198
L. E. Gray	Wilmington, Delaware	1
H. E. Grantland	Wilmington, Delaware	1

Seventh:  This Corporation is to have perpetual existence.

Eighth:  The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

Ninth:  The number of directors of the Corporation shall be as specified in the by-laws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the by-laws, provided the number of directors of the Corporation shall not be less than three (3). Directors need not be stockholders. In case of any increase in the number of directors, the additional directors may be elected by the Board of Directors to hold office until the next annual meeting of the stockholders and until their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining members of the Board may elect directors to fill such vacancies.

Tenth:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

(a)  To make, alter, amend or repeal the by-laws of the Corporation, subject to the power of the holders of stock having voting power to alter, amend or repeal the by-laws made by the Board of Directors;

(b)  To determine from time to time whether and to what extent, and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation except as conferred by the laws of the State of Delaware, unless and until authorized to do so by resolution of the Board of Directors, or of the stockholders;

(c)  To set apart out of any funds of the Corporation available for dividends a reserve or reserves for working capital or for any other lawful purpose, and also to abolish any such reserve in the same manner in which it was created.

Eleventh:  If the by-laws so provide, the stockholders and Board of Directors of the Corporation shall have power to hold their meetings, to have an office or offices and to keep the books of the Corporation, subject to the provisions of the laws of Delaware, outside of said State at such place or places as may from time to time be designated by the Board of Directors.

The Corporation may in its by-laws confer powers upon the Board of Directors in addition to those granted by this Certificate of Incorporation, and in addition to the powers and authorities expressly conferred upon them by the laws of Delaware.

Election of directors need not be by ballot unless the by-laws so provide.

Directors shall be entitled to reasonable fees for their attendance at meetings of the Board of Directors.

Twelfth:  In case the Corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are stockholders, directors or officers, such contract or transaction shall not be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of this Corporation; provided that such contract or transaction is entered into in good faith and authorized or ratified in the usual course of business as may be provided for in the by-laws of the Corporation.

Thirteenth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein upon stockholders, directors and officers are subject to this reserved power.

Fourteenth:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit and (b) liability to the Corporation or its stockholders to which a director would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office to the extent protection from liability to the Corporation or its stockholders for the conduct described in this clause (b) is prohibited by Section 17(h) of the Investment Company Act of 1940, as amended. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. No repeal or modification of this Article directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the Stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this Article, would accrue or arise prior to such repeal or modification.

In Witness Whereof, We, the undersigned, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, being Chapter 65 of the Revised Code of 1915, and the acts amendatory thereof and supplemental thereto, do make this certificate and do declare and certify that the facts herein stated are true, and do respectively agree to take the number of shares of stock hereinbefore set forth, and accordingly have hereunto set our hands and seals this 30th day of September, 1929.

C. S. Peabbles (seal)
L. E. Gray (seal)
H. E. Grantland (seal)
In Presence of:
Albert L. Miller

State Of Delaware, County Of New Castle	}ss.:

Be It Remembered that on this 30th day of September, 1929, personally came before me, Albert L. Miller, a Notary Public of the State of Delaware, C. S. Peabbles, L. E. Gray and H. E. Grantland, parties to the foregoing Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said Certificate to be the act and deed of the signers, respectively, and that the facts therein stated are truly set forth.

Given under my hand and seal of office the day and year aforesaid.

Albert l. Miller Albert l. Miller Notary Public Appointed Aug. 31, 1929 Term 2 Years Delaware
[notarial seal]